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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                  FORM N-8A


         NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                    OF THE INVESTMENT COMPANY ACT OF 1940

        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                       Name: STRONG SCHAFER FUNDS, INC.


 Address of Principal Business Office (No. & Street, City, State, Zip Code):


                             100 Heritage Reserve
                       Menomonee Falls, Wisconsin 53051


Telephone Number (including area code): (414) 359-3400

Name and Address of Agent for Service of Process:

                            Stephen J. Shenkenberg
                       Strong Capital Management, Inc.
                             100 Heritage Reserve
                       Menomonee Falls, Wisconsin 53051


Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                YES  x        NO
                    ---          ---

          Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the Village on Menomonee Falls and State of Wisconsin on the 16th day of October, 1997.


                                STRONG SCHAFER FUNDS, INC.
                                (Name of Registrant)

                                By: /s/ John S. Weitzer
                                    -------------------------------------
                                    John S. Weitzer, Vice President

                                Attest: /s/ Stephen J. Shenkenberg
                                        ---------------------------------
                                        Stephen J. Shenkenberg, Secretary